Exhibit 99.1

Voiceserve, Inc. Reports Full Year and Fourth Quarter
Fiscal 2011 Financial Results

Company delivers 33% year-over-year revenue increase

Company schedules conference call to provide progress update

LONDON, ENGLAND – July 5, 2011 – Voiceserve, Inc. (OTC BB: VSRV), a low-cost, next-generation Internet Telephony software and service provider, today reported financial results for its full year and fourth quarter fiscal year ended March 31, 2011.  Fiscal year 2011 caps off a highly productive year for the Company during which it enhanced its management team and Board of Directors, completed a private placement of its common stock, increased its sales, marketing and engineering staffs, and completed the build-out of its VoIP software platform to include mobile dialers for the broad range of smart phones including Blackberry, Symbian, Windows, Android and Iphone/Ipad. The Android and iPhone/iPad units include the advanced features consisting of video conferencing and group instant messaging. In addition the company launched its video-on-demand (VOD) module which can be linked to the latest tablets and smart phones. Voiceserve has now completed its shift from a development stage entity to a growth stage company in full commercialization mode.

Voiceserve reported revenue for fiscal 2011 of $4.4 million, an increase of approximately 33 percent compared to $3.3 million for the prior fiscal year. The Company’s revenue growth reflected increased licensing sales from the successful launch of its Blackberry and Android mobile modules. Voiceserve anticipates revenue growth acceleration during its current fiscal year 2012, as its recently completed, comprehensive VoIP software platform, inclusive of innovative apps for mobile phone and VOD, penetrates the market. The Company reported a net loss of $(772,000) or $(0.02) per basic share for fiscal 2011. This compares to a net loss of $(665,000) or $(0.02) per basic share for fiscal year 2010.  Voiceserve expects to achieve profitability in the current fiscal year.

For fiscal 2011, Voiceserve’s gross profit totaled $2.1 million, yielding a gross margin of 48 percent, compared to a gross margin of 65 percent for the prior fiscal year. The year-over-year gross margin decrease was the result of the Company’s decision to expand into new geographic markets, specifically North and Latin America, and the development of video-on-demand technology. The Company expects its gross margin to improve to levels more reflective of a software company in the current fiscal year.

Sales, general and administrative (SG&A) costs in fiscal 2011 were $3.2 million compared to $2.8 million for the previous fiscal year.  The increase in SG&A year-over-year reflects increased marketing costs, increased sales and sales-engineer staff, the development of new software applications (especially for mobile phones), and the further development of its video-on-demand offering. Voiceserve intends to continue to closely manage costs, which decreased as a percent of gross revenue by approximately 13 percent, year-over-year.

The Company reported revenues for the fourth quarter of fiscal 2011 of $1.0 million, representing a 12 percent increase over the comparable period in fiscal 2010 of $913,000 and compares to $1.3 million in the third quarter of its fiscal year 2011.  The decrease in revenue from the third to the fourth quarter of the current fiscal year resulted from the company’s decision to transition its sales strategy. Since inception, Voiceserve focused its sales effort on small-to-medium sized businesses, and deployed standard channels of advertising. However, during the last quarter of fiscal year 2011, the Company redirected a significant portion of its sales effort to focus on sales to larger, global corporations. Results from this strategic transition are expected to surface in the first quarter of the current fiscal year. In addition, the Company increased its sales force during the fourth quarter to ensure sufficient sales coverage to the full spectrum of target companies. The Company reported a net loss for its fourth quarter of $(263,000), compared to losses of $(115,000) and $(42,000) for the fourth quarter of the prior fiscal year and the third quarter of the fiscal 2011, respectively.

At March 31, 2011, the Company had cash and cash equivalents of $142,000 and accounts receivable of $49,000; the Company’s DSO (days sales outstanding) represents approximately 5 days, which is considered exceptionally low by industry standards.  The Company continues to carry no long term debt and stockholder’s equity totals $1.7 million.  Subsequent to fiscal 2011 year end, the Company completed a sale of 3,830,769 shares of its common stock to certain accredited investors for $498,000 in a Private Investment in Public Entity (PIPE) transaction.   Investors participating in this transaction also received warrants to purchase one half of a share of the Company’s common stock at $0.30 for each share of its common stock purchased in the offering. The use of proceeds is predominately directed towards expanding its sales and marketing effort and for general business purposes.  Inclusive of the PIPE completed after fiscal 2011, Voiceserve has approximately 42.2 million shares of common stock outstanding and fully diluted shares of approximately 47.9 million.  The aggregate proceeds if all options and warrants were to be exercised would approximate $2.2 million.

“We spent the past year building out the applications for our software platform and we believe we have succeeded in creating an advanced, disruptive technology.  Uniquely, Voiceserve’s entire software platform, which features multiple advanced and first-to-market applications, is consolidated onto one simplified billing module.  In addition, our platform is Windows-based, and thus open-architecture, simple and fast to deploy, backed by strong customer support, and also competitively priced.   We recently shifted our marketing effort to include significant corporate enterprises and are receiving a great deal of attention from prospective clients. We believe our global mobile dialers and video-on-demand capabilities are a material competitive advantage within the VoIP industry and have already led to several contracts in this current first quarter with large telecommunications carriers,” commented Michael Bibelman, Voiceserve’s CEO.

Alexander Ellinson, Voiceserve’s Chairman, added, “Our industry is under extraordinary change and we believe that our team is consistently at the forefront of this change and that our suite of next generation VoIP software solutions is attractive to large carriers.  Over the past three years, we have consistently grown our reseller business while concurrently achieving significant milestones in the build-out of our software platform and numerous application modules. Now that our product offering is complete, we see the growth in our business accelerating and significant recurring revenue building. While our traditional sales effort will continue to grow, it is becoming clear that newly launched initiatives with large enterprises will be a material additional contributor to revenues beginning in the first quarter of fiscal year 2012. Consequently, we anticipate generating revenue of approximately $9 million in the current fiscal year 2012 with fully diluted earnings per share of $0.08.”

Conference Call Details:
Date/Time:	Thursday, July 7, 2011—1:00 p.m. (ET)
Telephone Number:	800-920-7487
International Dial-In Number:	404-920-1710
Participant Pass code:	41587979#

A replay of the conference call in its entirety will be available approximately two hours after its completion on the Company’s investor relations website at www.voipswitch.com.

Investor Contact:

Yvonne L. Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@GrannusFinancial.com
or

Alexander Ellinson
President & Chairman
Voiceserve, Inc.
+44 208 136 6000
alex@voipswitch.com

About VoiceServe, Inc.

VoiceServe is a software platform provider focusing primarily on delivering affordable, complete, next generation services to Internet Telephony Providers (ITSPs). Products include VoipSwitch, a custom modular all-in-one Voice over Internet Protocol (VoIP) management platform licensing solution for resellers; VoIP airtime minutes bundled with optional convenient features, including virtual numbers, direct dial, web callback, and call forwarding; IP-PBX; and mobile softphone, and video technologies.  For further information please visit www.voiceserve.com. More information about Voipswitch can be found at www.voipswitch.com

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, the Company’s ability to adapt to rapid changes in the market for voice and messaging services and successfully introduce new products and services; the Company’s ability to attract new customers; worsening economic conditions; system disruptions or flaws in the Company’s technology; results of future litigation or intellectual property matters involving the Company; the Company’s dependence upon key personnel; additional competition from existing and new competitors; inflation; deflation; the ability to attract and retain qualified management; uncertainties relating to regulation of VoIP services; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes.

*** Financial Statements Follow ***

VOICESERVE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2010	2011	2010
Operating revenues:
Software license fees and support	$1,016,825	$887,383	$4,140,211	$3,168,876
Communications airtime and devices	6,223	25,757	255,117	141,189
Total operating revenues	1,023,048	913,140	4,395,328	3,310,065

Cost of operating revenues:
Software license fees and support	630,773	330,539	2,076,685	1,038,671
Communications airtime and devices	(15,271)	(14,783)	228,778	124,422
Total cost of operating revenues	615,502	315,756	2,305,463	1,163,093

Gross profit (loss)	407.546	597,384	2,089,865	2,146,972

Operating expenses:
Selling, general and administrative expenses, including stock-based compensation of $10,924; $10,815; $330,552; and $405,772, respectively	702,953	712,981	3,166,134	2,812,453

Total operating expenses	702,953	712,981	3,166,134	2,812,453

Income (loss) from operations	(295,407)	(115,597)	(1,076,269)	(665,481)

Income from revaluation of liability for common stock purchase warrants	34,227	-	305,394	-
Interest income	(604)	38	29	39
Interest expense	(1,169)	20	(1,211)	-
Income (loss) before income taxes	(262,953)	(115,539)	(772,057)	(665,442)
Income taxes (benefit)	-	-	-	-
Net income (loss)	$(262,953)	$(115,539)	$(772,057)	$(665,442)

Net income (loss) per share - basic and diluted	$(0.01)	$(0.00)	$(0.02)	$(0.02)

Weighted average number of shares
outstanding - basic and diluted	38,754,430	32,402,938	36,352,342	31,990,848

VOICESERVE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31, 2011	March 31, 2010
Assets
Current assets:
Cash and cash equivalents	$141,739	$218,438
Accounts receivable, net of allowance
for doubtful accounts of $6,735 and $0, respectively	48,769	32,839
Prepaid expenses and other current assets	82,823	16,901
Total current assets	273,331	268,178

Property and equipment, net of accumulated depreciation
of $66,878and $60,227 respectively	10,045	11,662
Intangible assets, net of accumulated amortization of
$737,917 and $507,917, respectively	2,125,124	2,223,874
Total assets	$2,408,500	$2,503,714

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$348,494	$256,458
Accrued expenses payable	11,464	57,705
Deferred software license fees	188,197	245,666
Loans payable to related parties	38,236	34,212
Due sellers of VoipSwitch Inc.	-	150,000
Total current liabilities	586,390	744,041
Liability for common stock purchase warrants	152,214	-
Total liabilities	738,604	744,041

Stockholders' equity:
Preferred stock, $.001 par value; authorized
10,000,000 shares, none issued and outstanding	-	-
Common stock, $.001 par value; authorized
100,000,000 shares, issued and outstanding
38,354,429 and 32,402,935 shares, respectively	38,354	32,403
Additional paid-in capital	5,482,281	4,733,537
Deficit	(3,766,212)	(2,994,155)
Accumulated other comprehensive income (loss)	(84,527)	(12,112)
Total stockholders' equity	1,669,896	1,759,673

Total liabilities and stockholders' equity	$2,408,500	$2,503,714
See notes to consolidated financial statements.